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                                                                    EXHIBIT 99.1


                         REGENT COMMUNICATIONS ANNOUNCES
                           PRICING OF EQUITY OFFERING


COVINGTON, Ky., April 24, 2002 -- Regent Communications, Inc. (Nasdaq: RGCI) announced today a public offering of 10,500,000 common shares at a price to the public of $7.50 per share. All of the shares are offered by the Company in a new financing and were registered on the Company's universal shelf registration on Form S-3 that the Securities and Exchange Commission declared effective on April 23, 2002.

Robertson Stephens, Inc. is acting as the lead underwriter for the offering and Morgan Stanley & Co. Incorporated, UBS Warburg LLC, CIBC World Markets Corp., and Sanders Morris Harris are acting as co-managers. The offering is expected to close Monday, April 29, 2002, and the net proceeds from the offering are expected to be approximately $74.1 million, after deducting underwriting discounts and estimated offering expenses. The underwriters have a 30-day option to purchase up to 1,575,000 additional common shares from the Company to cover over-allotments, if any.

Regent Communications is a radio broadcasting company focused on acquiring, developing, and operating radio stations in mid-sized and small markets. Regent Communications common stock is traded on Nasdaq under the symbol "RGCI."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A final written prospectus may be obtained from Robertson Stephens, Inc. at 555 California St., 26th Floor, San Francisco, CA 94104 or by phone by calling
(415) 676-2526; Morgan Stanley & Co. Incorporated at 1585 Broadway, Level B, New York, NY 10036 or by phone by calling (212) 761-6775; UBS Warburg LLC at 1285 Avenue of the Americas, New York, NY 10019 or by phone by calling
(212) 713-8802; CIBC World Markets Corp. by fax request at (212) 667-6136; and Sanders Morris Harris at 3100 Chase Tower, Houston, TX 77002 or by phone by calling (713) 224-3100.

Contact:
Terry Jacobs                                      John Buckley
Chairman and CEO                                  Brainerd Communicators, Inc.
Regent Communications, Inc.                       212-986-6667
859-292-0030                                      buckley@braincomm.com


Tony Vasconcellos
Senior Vice President and Chief Financial Officer
Regent Communications, Inc.
859-292-0030